HEALTHCARE TRIANGLE INC. SHARED SERVICES AGREEMENT

This SHARED SERVICES AGREEMENT (the “Agreement”), is entered into on January 1, 2021 (the “Effective Date”), by and between Securekloud Technologies Inc., a Nevada corporation and Healthcare Triangle Inc., a Nevada corporation, (the “Company”). Securekloud Technologies Inc and the Company are hereinafter sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS Company desires to receive certain administrative and support services from Securekloud Technologies Inc, subject to the terms and conditions described in this Agreement.

WHEREAS, in order to assist the Company in general operations, Securekloud Technologies Inc Inc desires to provide such services to the Company, subject to the terms and conditions described in this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed by and between the Parties as follows:

ARTICLE I: SERVICES

1.1 Services.

Subject to the terms and conditions of this Agreement, Securekloud Technologies Inc , acting directly or through its Affiliates (as hereafter defined) or their respective Service Providers, agents, contractors or independent third parties, agrees to provide or cause to be provided to the Company, its Affiliates and its subsidiaries the services set forth in Exhibit A (with any additional services provided pursuant to Section 1.3 being collectively referred to as the “Services”). The Company acknowledges and agrees that, except as may be expressly set forth in this Agreement as to Services, Securekloud Technologies Inc shall not be obligated to provide, or cause to be provided, any service or goods to the Company.

For purposes of this Agreement, “Affiliate” shall mean as to any person another person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person controlled, whether through ownership of voting securities, by contract or otherwise. Notwithstanding anything in this Agreement to the contrary, neither a Party nor any of its majority owned subsidiaries shall be deemed an Affiliate of the other Party.

1.2 Service Coordinators.

Each Party will nominate a representative to act as its primary contact with respect to the provision of the Services as contemplated by this Agreement (collectively, the “Service Coordinators”). Unless otherwise agreed, all notices and communications relating to this Agreement other than those day to day communications and billings relating to the actual provision of the Services shall be directed to the Service Coordinators.

1.3 Additional Services.

Subject to any limitations set forth in this Agreement and Exhibit A, the Company may request additional services (the “Additional Services”) from Securekloud Technologies Inc by providing a written notice of at least seven (7) business days to Securekloud Technologies Inc. Upon mutual agreement between the Parties pertaining to the nature, cost, duration and scope of the Additional Services Upon the mutual written agreement as to the nature, cost, duration and scope of such Additional Services, the Parties shall supplement in writing the Exhibit A to include such additional Services. The Parties may discontinue one or more Services under this Agreement in accordance with Section 3.2 of the Agreement.

1.4 Service Providers, Standard of Performance and Legal Compliance.

(a)     Securekloud Technologies Inc shall cause its employees, agents, consultants and any independent contractors engaged by Securekloud Technologies Inc (collectively, the “Service Providers”) to devote such time and effort to the business of the Company as shall be reasonably necessary to perform the Services; provided, that the Service Providers shall not be precluded from engaging in other business activities for or on behalf of Securekloud Technologies Inc or its Affiliates. All duties and services of the Service Providers shall be rendered at the offices of Securekloud Technologies Inc subject to reasonable travel requirements. Unless otherwise expressly provided for in this Agreement, all matters pertaining to the employment of the Service Providers are the sole responsibility of Securekloud Technologies Inc, which shall in all respects be the employer of such Service Providers. At no time shall the Service Providers, be considered employees of the Company. This Agreement is not one of agency between Securekloud Technologies Inc and the Company, but one with Securekloud Technologies Inc engaged independently in the business of providing services as an independent contractor. All employment arrangements are therefore solely Securekloud Technologies Inc ’concern, and the Company shall not have any liability with respect thereto except as otherwise expressly set forth in this Agreement.

(b)  The Services shall be performed with the same general degree of care as when performed within Securekloud Technologies Inc ’organization. In the event Securekloud Technologies Inc fails to provide, or cause to be provided, the Services, the sole and exclusive remedy of the Company shall be to, at the Company’s sole discretion, either (i) have the Service performed until satisfactory, or (ii) not pay for such Service, or if payment has already been made, receive a refund of the payment made for such defective service; provided that in the event Securekloud Technologies Inc defaults in the manner described in Section 3.3, the Company shall have the further rights set forth in Section 3.3.

(c)   Securekloud Technologies Inc further covenants and represents to the Company that it shall comply in all material respect with all applicable laws, rules, regulations and requirements of any governmental body which may be applicable to the Services provided by Securekloud Technologies Inc. Securekloud Technologies Inc shall obtain and maintain all material permits, approvals and licenses necessary or appropriate to perform its duties and obligations (including all Services) under this Agreement and shall at all times comply with the terms and conditions of such permits, approvals and licenses. Securekloud Technologies Inc shall notify the Company’s Service Coordinator immediately upon receipt of notice of (i) any material threatened or pending governmental orders, proceedings or lawsuit involving the Company or (ii) any material violations relating to the use or maintenance of the Company’s assets.

1.5 Conflict with Laws.

Notwithstanding any other provision of this Agreement, Securekloud Technologies Inc shall not be required to provide a Service to the extent the provision thereof would violate or contravene any applicable law. To the extent that the provision of any such Service would violate any applicable law, the Parties agree to work together in good faith to provide such Service in a manner which would not violate any law.

ARTICLE II: SERVICE CHARGES

2.1 Compensation.

As compensation for the Services and any expenses reasonably incurred by Securekloud Technologies Inc in providing the Services during the term of this Agreement, the Company shall pay Securekloud Technologies Inc as provided in Exhibit B or at such hourly rates or other amounts that are otherwise mutually agreed to on writing between the Parties.

2.2 Payment.

Any amounts due to Securekloud Technologies Inc from the Company for the Services shall be due and payable within sixty (60) days after the calendar month in which the Services were provided. All invoices should be paid in their entirety and any disputed charges should be stated in writing to Service Coordinator identified in Section 1.2 of this agreement.

ARTICLE III: TERM AND DISCONTINUATION OF SERVICES

3.1 Term.

The term of this Agreement shall be effective as of the date first written above and shall continue in force until the earlier of (i) two (2) years from the date of this Agreement or (ii) the termination of all Services in accordance with Section 3.3. Upon the expiration of the term, this Agreement shall continue a month-to-month basis until cancelled by either Party upon thirty (30) days prior written notice. Any extension of this Agreement must be made by the Parties in writing.

3.2 Discontinuance of Services.

Either Party may, upon not less than thirty (30) days prior written notice, elect to discontinue any individual Service from time to time. In the event of any termination with respect to one or more, but less than all, of the Services, this Agreement shall continue in full force and effect with respect to any remaining Services. The Parties shall supplement Exhibit A to reflect the termination of any such Services.

3.3 Termination.

This Agreement may be terminated as follows: (i) Either Party may terminate this Agreement at any time upon not less than sixty (60) days written notice to the other Party; or (ii) either Party may terminate this Agreement upon immediate written notice if the other Party is in material breach or default with respect to any term or provision of this Agreement and fails to cure the same within thirty (30) days of receipt of notice of such breach or default. The Company’s right to terminate this Agreement as provided in this Section 3.3 and the rights set forth in Sections 1.4(b) and 4.1 shall constitute the Company’s sole and exclusive rights and remedies for a breach by Securekloud Technologies Inc under this Agreement including, but not limited to, any breach caused by an Affiliate of Securekloud Technologies Inc or other third party providing a Service. Upon the termination of this Agreement by the Company, Securekloud Technologies Inc shall be entitled to immediate payment of any unpaid balance of any amounts due or to be due to Securekloud Technologies Inc through the date of termination. Regardless of the reason for the termination of this Agreement, Securekloud Technologies Inc’ rights under Section 4.2 shall survive any termination of this Agreement.

3.4 Files.

Securekloud Technologies Inc will maintain files related to the Services that, in its sole judgment, it determines are necessary for the conduct of this Agreement. After termination of this Agreement, Securekloud Technologies Inc will maintain all files related to Services for one year. During the period in which Securekloud Technologies Inc maintains the files, the Company may request to examine the files and to copy documents in the files, up to not later than one year after termination of this Agreement, after which Securekloud Technologies Inc may destroy the files in accordance with its then-existing records retention policy.

ARTICLE IV: INDEMNIFICATION

4.1 Indemnification by Securekloud Technologies Inc.

Securekloud Technologies Inc , its Affiliates and their respective shareholders, members, partners, directors, managers, officers, employees and agents shall have no liability for any damages, losses, deficiencies, obligations, penalties, judgments, settlements, claims, payments, fines, interest costs and expenses, including the costs and expenses of any and all actions and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys, accountants, consultants and other professionals fees and expenses incurred in the investigation or defence thereof or the enforcement of rights hereunder (collectively, the “Losses”) to the Company, its Affiliates or their respective shareholders, members, partners, directors, managers, officers, employees or agents (the “Company Indemnified Parties”) with respect to any Services, except that Securekloud Technologies Inc shall be liable to the Company Indemnified Parties for Losses arising out of or resulting from the gross negligence or wilful misconduct of Securekloud Technologies Inc . Securekloud Technologies Inc will indemnify, defend, and hold harmless the Company Indemnified Parties from and against any Losses arising out of or resulting from such gross negligence or wilful misconduct by Securekloud Technologies Inc.

4.2 Indemnification by the Company.

The Company shall indemnify, defend and hold harmless Securekloud Technologies Inc, its Affiliates and their respective shareholders, members, partners, directors, managers, officers, employees and agents from and against any Losses arising out of or resulting from Securekloud Technologies Inc providing the Services, except for Losses arising out of or resulting from the gross negligence or wilful misconduct of Securekloud Technologies Inc .

ARTICLE V: CONFIDENTIALITY

5.1 Confidentiality.

The Parties shall hold and shall cause their respective shareholders, members, partners, directors, managers, officers, employees, agents, consultants and advisors to hold, in strict confidence and not to disclose or release without the prior written consent of the other Party, any and all Confidential Information (as hereafter defined); provided, that the Parties may disclose, or may permit disclosure of, Confidential Information (i) to their respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, Securekloud Technologies Inc or the Company, as the case may be, will be responsible, or (ii) to the extent any member of a Party is compelled to disclose any such Confidential Information by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law.

5.2 Protective Order.

Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to Section 5.1(ii) above, either Party, as the case may be, shall promptly notify the other Party of the existence of such request or demand and shall provide the other Party with a reasonable opportunity to seek an appropriate protective order or other remedy, which both Parties will cooperate in seeking to obtain. In the event that such appropriate protective order or other remedy is not obtained, the Party whose Confidential Information is required to be disclosed shall or shall cause the other Party to furnish, or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed.

5.3 Confidential Information Defined.

For purposes of this Agreement, “Confidential Information” shall mean any and all proprietary, technical or operational information, data or material of a Party of a non-public or confidential nature, whether marked as such or not, which has been disclosed by a Party to the other Party in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other Party, (except to the extent that such Confidential Information can be shown to have been (a) in the public domain through no fault of a Party or (b) later lawfully is acquired by the Receiving Party from another source that does not have any confidentiality obligations to the other Party).

ARTICLE VI: FORCE MAJEURE

6.1 Performance Excused.

Continued performance of a Service may be suspended immediately to the extent caused by any event or condition beyond the reasonable control of the Party suspending such performance including, but not limited to, any act of God, fire, labor or trade disturbance, war, civil commotion, compliance in good faith with any law, unavailability of materials or other event or condition whether similar or dissimilar to the foregoing (each, a “Force Majeure Event”).

6.2 Notice.

The Party claiming suspension due to a Force Majeure Event will give prompt notice within a reasonable period of time to the other Party of the occurrence of the Force Majeure Event giving rise to the suspension and of its nature and anticipated duration.

6.3 Cooperation.

The Parties shall cooperate with each other to find alternative means and methods for the provision of the suspended Services.

ARTICLE VII: REPRESENTATIONS AND WARRANTIES

7.1 Company.

The Company represents and warrants to Securekloud Technologies Inc that as of the date of this Agreement:

(a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to execute, deliver and perform this Agreement.

(b)  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Company and does not violate or conflict with its organizational documents, as amended, any material agreement to which the Company or its assets are bound or any provision of law applicable to the Company.

(c)   All consents, authorizations and approvals of, and registrations and declarations with, any governmental authority necessary for the due execution, delivery and performance of this Agreement have been obtained and are in full force and effect and all conditions thereof have been materially complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement.

(d)  This Agreement constitutes the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles

7.2 Securekloud Technologies Inc.

Securekloud Technologies Inc represents and warrants to the Company that as of the date of this Agreement:

(a)   Securekloud Technologies Inc is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full power and authority to execute, deliver and perform this Agreement.

(b)  The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Securekloud Technologies Inc and do not violate or conflict with its organizational documents, as amended, any material agreements to which Securekloud Technologies Inc or its assets are bound or any provision of law applicable to Securekloud Technologies Inc .

(c)   All consents, authorizations and approvals of, and registrations and declarations with, any governmental authority necessary for the due execution, delivery and performance of this Agreement have been obtained and are in full force and effect and all conditions thereof have been materially complied with, and no other action by, and no notice to or filing with, any governmental authority is required in connection with the execution, delivery or performance of this Agreement.

(d)  This Agreement constitutes the legal, valid and binding obligation of Securekloud Technologies Inc enforceable against Securekloud Technologies Inc in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

ARTICLE VIII: MISCELLANEOUS

8.1 Construction Rules.

The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular, where the context so permits, shall be deemed to include the plural and vice versa. Words used in the masculine or the feminine, where the context so permits, shall be deemed to mean the other and vice versa. The definitions of words in the singular in this Agreement shall apply to such words when used in the plural where the context so permits and vice versa, and the definitions of words in the masculine or feminine in this Agreement shall apply to such words when used in the other form where the context so permits and vice versa. Any reference to a section number in this Agreement shall mean the section number in this Agreement unless otherwise expressly stated. All exhibits attached to this Agreement are hereby incorporated by reference, and any reference to an exhibit in this Agreement shall mean the exhibit attached to this Agreement unless otherwise expressly stated. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.

8.2 Notices.

Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing, and (ii) be personally delivered or mailed by prepaid mail or overnight courier, or by facsimile or electronic transmission delivered or transmitted to the Party to whom such notice or communication is directed, to the address of such Party as follows:

TO: COMPANY:

HEALTHCARE TRIANGLE INC.

Address: 4309 Hacienda Dr., Suite 150 Pleasanton, CA 94588

Attn: Suresh Venkatachari Email: sureshv@healthcaretriangle.com

TO: Securekloud Technologies Inc:

Securekloud Technologies Inc SOFTWARE SERVICES INC. Address: 4309 Hacienda Dr., Suite 150 Pleasanton, CA 94588

Attn: Lakshmanan Kannappan Email: lkannappan@8kmiles.com

Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) three (3) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) working day after such notice or communication sent by overnight courier, or (iv) the day such notice or communication is faxed or sent electronically and the sender has received a confirmation of such fax or electronic transmission. A Party may, for purposes of this Agreement, change its address, fax number, email address or the person to whom a notice or other communication is marked to the attention of, by giving notice of such change to the other Party pursuant hereto.

8.3 Assignment; Binding Effect.

Neither Party may assign or delegate any of its respective rights, duties or obligations under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other Party; provided, that the foregoing shall in no way restrict the assignment of this Agreement by Securekloud Technologies Inc to an Affiliate of Securekloud Technologies Inc or the performance of a Service by an Affiliate of Securekloud Technologies Inc or a third party as otherwise allowed under this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

8.4 No Third-Party Beneficiaries.

 Except as specifically set forth in this Agreement, nothing in this Agreement is intended to or shall confer upon any party (other than the Parties) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no party (except as so specified) shall be deemed a third-party beneficiary under or by reason of this Agreement.

8.5 Amendment.

No amendment, addition to, alteration, modification or waiver of any part of this Agreement shall be of any effect, whether by course of dealing or otherwise, unless explicitly set forth in writing referencing this Agreement and the provision(s) to be amended, altered, modified or waived and executed by the Parties. If the provisions of this Agreement and the provisions of any purchase order or order acknowledgment written in connection with this Agreement conflict, the provisions of this Agreement shall prevail.

8.6 Waiver; Remedies.

The waiver by a Party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. The failure of a Party to require strict performance of any provision of this Agreement shall not affect such Party’s right to full performance thereof at any time thereafter. No right, remedy or election given by any term of this Agreement or made by a Party shall be deemed exclusive, but shall be cumulative with all other rights, remedies and elections available at law or in equity. The Parties acknowledge that the rights created hereby are unique and recognizes and affirms that in the event of a breach of this Agreement irreparable harm would be caused, money damages may be inadequate and an aggrieved Party may have no adequate remedy at law. Accordingly, the Parties agree that the other Party shall have the right, in addition to any other rights and remedies existing in its favor at law or in equity, to enforce such Party’s rights and the obligations of the other Party not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of a bond or other security).

8.7 Severability.

If any provision contained in this Agreement shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to the invalid, illegal, void or unenforceable provision while still remaining valid and enforceable and the remaining terms or provisions contained in this Agreement shall not be affected thereby.

8.8 Counterparts.

This Agreement may be executed in one or more counterparts, by facsimile or otherwise, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

8.9 Relationship of Parties.

Notwithstanding the actual relationship between the Parties, this Agreement does not create a fiduciary relationship, partnership, joint venture or relationship of trust or agency between the Parties.

8.10 Further Actions.

From time to time, the Parties agree to execute and deliver such additional documents, and take such further actions, as may be requested or necessary to carry out the terms of this Agreement.

8.11 Regulations.

All Service Providers of Securekloud Technologies Inc and its Affiliates shall, when on the property of the Company, conform to the rules and regulations of the Company concerning safety, health and security which are made known to such Service Providers in advance in writing.

8.12 Entire Agreement.

This Agreement and the exhibits constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes and cancels all prior agreements and understandings, either oral or written, between the Parties with respect to the subject matter hereof.

8.13 Construction.

In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the Parties, and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.14 Governing Law.

Venue; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California. The Parties further agree that any dispute arising out of this Agreement shall be decided by either the state or federal court in Alameda County, California.

8.15 Limitation of Liability.

UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL OR EQUITABLE THEORY, WHETHER IN TORT, CONTRACT, STRICT LIABILITY OR OTHERWISE, SHALL EITHER PARTY, ITS AFFILIATES OR THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES OF ANY NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE SERVICES INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOST MARKETING, LOST PROFITS, LOSS OF GOODWILL, LOSS OF DATA OR WORK STOPPAGE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY HAS BEEN ADVISED OF OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. Securekloud Technologies Inc’ LIABILITY HEREUNDER SHALL BE LIMITED TO THE AMOUNT OF FEES RECEIVED FROM THE COMPANY DURING THE TWELVE-MONTH PERIOD PRIOR TO THE DATE OF THE CLAIM.

8.16 Disclaimer.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES PROVIDED IN THIS AGREEMENT, Securekloud Technologies Inc MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED, WRITTEN, OR ORAL REGARDING THE SERVICES PROVIDED HEREUNDER INCLUDING, BUT NOT LIMITED TO, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, TITLE, CUSTOM, TRADE AND QUIET ENJOYMENT.

8.17 Waiver of Jury Trial.

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY ISSUE TRIABLE BY A JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT NOW OR HEREAFTER EXISTS WITH REGARD TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY MAY OTHERWISE ACCRUE. THE PARTIES ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER PARTY

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the day and year first written above.

Securekloud Technologies Inc

By: /s/ Lakshmanan Kannappan
Name: Lakshmanan Kannappan
Title: Chief Operating Officer
Address: 4309 Hacienda Dr.,
Suite 150 Pleasanton, CA 94588
Email: lkannappan@8kmiles.com

AGREED AND ACKNOWLEDGED
COMPANY: HEALTHCARE TRIANGLE INC

By: /s/ Suresh Venkatachari
Name: Suresh Venkatachari
Title: President
Address: 4309 Hacienda Dr., Suitr 150
Pleasanton, CA 94588
Email: sureshv@healthcaretriangle.com

1

EXHIBIT A SCHEDULE OF SERVICES

1.	Project Coordination, HR and Operation Support
2.	Sales Support
3.	Recruitment and Immigration Support
4.	Management/Advisory Services

2

EXHIBIT B

COMPENSATION

Recurring Monthly Charges

S.No	Service Description	Amount
1.	Project Coordination, HR and Operation Support	$7,371
2.	Sales Support	$4,359
3.	Recruitment and Immigration Support	$3,938
4.	Management/Advisory Services	$ 755
	TOTAL	$16,424

3